Exhibit 99.1
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                       [RenaissanceRe Holdings Ltd. Logo]

For Immediate Release
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                    RenaissanceRe Holdings Ltd. to Purchase Stake in
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                      Platinum Underwriters Holdings, Ltd.
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Pembroke, Bermuda, September 23, 2002 -- RenaissanceRe Holdings Ltd. (NYSE:
RNR), announced today it has reached an agreement with Platinum Underwriters Holdings, Ltd. to purchase 3,960,000 of the common shares of Platinum in a private placement concurrent with the closing of Platinum's announced initial public offering of its common shares and the closing of The St. Paul Companies' (NYSE:SPC) investment in Platinum pursuant to a private placement.

RenaissanceRe will purchase Platinum's common shares at a price per share equal to the initial public offering price, less the underwriting discount. The purchase will amount to 9.9% of Platinum's common shares outstanding following closing, assuming the underwriters' over-allotment option is not exercised. RenaissanceRe's investment in Platinum is expected to be in the range of $82 to $100 million.

In connection with its investment, RenaissanceRe will also receive a ten-year option to purchase up to 2,500,000 common shares of Platinum at a per share price equal to 120% of the initial public offering price.

The common shares and the option to be purchased by RenaissanceRe will not be registered at closing under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company's principal product is property catastrophe reinsurance.

Amendments to the registration statements relating to Platinum Underwriters Holdings, Ltd.'s common shares and equity security units have been filed with the U.S. Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time these registration statements become effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A written prospectus relating to the offering of common shares and a written prospectus relating to the offering of equity security units may be obtained from the SEC's website, www.sec.gov http://www.sec.gov/.

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Cautionary Statement under "Safe Harbor" Provisions of the Private Securities
Litigation Reform Act of 1995: Statements made in this news release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future operations results, please refer to RenaissanceRe Holdings Ltd.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended June 30, 2002.

INVESTOR CONTACT:                     MEDIA CONTACT:
Martin J. Merritt                     David Lilly
Senior Vice President - Finance       Kekst and Company
RenaissanceRe Holdings Ltd.           437 Madison Avenue
(441) 299-7230                        New York, NY 10022
                                      Voice: 212-521-4878
                                      Fax: 212-521-4900